                                                                    EXHIBIT 21.1

                             List of Subsidiaries
                      (and their states of incorporation)


Teltrust Holdings, Inc., Utah
Teltrust Communications Services, Inc., Utah
Teltrust Teleservices, Inc., Utah
Teltrust Phones, Inc., Utah
dot.One, Inc., Utah

Quest Group International, Inc., Florida
QTI of New Hampshire, Inc., New Hampshire
Telecom Network Services, Inc., Georgia
Quest Network, Inc., Florida
Quest Correctional Communications, Inc., Florida
Quest Communications Management, Inc., Florida
Quest Telecommunications, Inc., Delaware
Quest Real Estate Properties, Inc., Georgia